EXHIBIT 5
OPINION OF MARC N. BELL, GENERAL COUNSEL
January 31, 2005
Vector Group Ltd.
100 S.E. Second Street
Miami, Florida 33131
Re: Vector Group Ltd. – Common Stock
Ladies and Gentlemen:
     I am the General Counsel of Vector Group Ltd., a Delaware Corporation (the “Company”). I refer to the Registration Statement on Form S-3 (the “Registration Statement”) which the Company proposes to file with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, an aggregate of 7,000,000 shares of the Common Stock, par value $.10 per share, of the Company (the “Shares”).
     I have examined originals, or copies certified to my satisfaction, of such corporate records of the Company, agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Company and other documents as I have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to various questions of fact material to such opinions I have, when relevant facts were not independently established, relied upon certifications by officers of the Company and other appropriate persons.
     Based upon the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that the Shares have been duly authorized and are legally and validly issued, fully paid and nonassessable.
     I hereby consent to the reference to me under the heading “Legal Opinions” in the Prospectus constituting a part of the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,
/s/ Marc. N. Bell
Marc N. Bell
General Counsel